Exhibit 4.17

LOAN AGREEMENT

THIS LOAN AGREEMENT dated as of as February 5, 2023 (the “Agreement”)

between:	DOGE CAPITAL LLC, A FLORIDA LIMITED LIABILITY COMPANY

(hereinafter called the “Lender”)

AND:	Digihost International, inc. a delaware corporation

(hereinafter called the “Borrower”)
(the Lender and the Borrower are collectively referred to as the “Parties” and individually as a “Party”)

WHEREAS the Borrower wishes to obtain a loan in the amount of 30 Bitcoins from the Lender.

NOW IT IS HEREBY AGREED that, in consideration of the respective covenants and agreements of the Parties herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties expressly covenant and agree with one another as follows:

ARTICLE 1

Interpretation

1.1	General Definitions

The capitalized words and expressions, wherever used in this Agreement shall have the meaning ascribed to them hereto.

1.2	Headings, etc.

The division of this Agreement into Articles, Sections and subsections and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Agreement.

1.3	Number and Gender

In this Agreement, words in the singular (including defined terms) include the plural and vice versa (the necessary changes being made to fit the context) and words in one gender include all genders.

1.4	Accounting Principles

Unless otherwise specifically defined or used herein, all accounting terms used in this Agreement shall be interpreted, and all accounting determinations and computations (including definitions) shall be made in accordance with generally accepted accounting principles in Canada, including the International Financial Reporting Standards when applicable, which are in effect from time to time.

1.5	Governing Law

This Agreement and the interpretation and enforcement thereof shall be governed by and in accordance with the Laws of the State of Florida.

ARTICLE 2

THE LOAN

2.1	Loan Facility

2.1.1	The Lender agrees, upon the terms and subject to the conditions of this Agreement, to make available to the Borrower an amortizing loan (the “Loan”), in the principal amount of 30 Bitcoins.

2.2	Availability and Advances

2.2.1	The Lender shall make available the Loan to the Borrower as of the date of this Agreement, or on such later date as shall be agreed between the Parties.

2.3	Repayment and Prepayment

2.3.1	The Borrower hereby binds and obliges itself to repay to the Lender 36 Bitcoins as full repayment of the Loan. The Borrower shall pay the Lender 3 Bitcoins per month for 12 consecutive months with the first payment due on March 1, 2023 and the remaining 11 payments due on the first day of each successive month.

2.3.2	Prepayment of outstanding monthly Bitcoin payments, may be made by the Borrower, in whole or in part, at any time and from time to time, without penalty.

2.3.3	Any Bitcoins paid or prepaid by the Borrower under this Agreement shall be paid by transferring such Bitcoins to a hot wallet or cold wallet at the direction of the Lender from time to time.

2.3.4	Any payment or prepayment by the Borrower must be made to the Lender in Bitcoin.

ARTICLE 3

REPRESENTATIONS

3.1	Representations

The Borrower hereby represents and warrants that:

3.1.1	it has the capacity and power to enter into this Agreement and incur the indebtedness that shall be created pursuant thereto; and

3.1.2	without limiting the generality of the preceding paragraph it is not insolvent and is not presently party to any procedures dealing with the rights of creditors generally, including without limitation any insolvency, liquidation or reorganization procedures, nor is it aware of any such procedures being prepared, threatened or discussed.

ARTICLE 4

MISCELLANEOUS

4.1	Accounting Records

The Lender’s accounting records shall at all times constitute prima facie evidence of the amounts owed hereunder by the Borrower to the Lender.

4.2	Obligation to Pay Absolute

The obligations of the Borrower to make payment of any amount hereunder as and when due in accordance with this Agreement are unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement notwithstanding any defence, right of action or claim of any nature whatsoever which the Borrower may at any time have or have had against the Lender, whether in connection with this Agreement or otherwise.

4.3	Complete Agreement

This Agreement constitutes the complete agreement and understanding between the Parties hereto with respect to the subject matter hereof.

4.4	Amendments

This Agreement may be amended at any time by written agreement between the Parties.

4.5	Assignments

The Lender may at any time assign or transfer any of its rights and/or obligations under this Agreement with the Borrower’s consent, which consent shall not be unreasonably withheld. The Borrower may not assign any of its rights and/or obligations under this Agreement without the Lender’s prior written consent.

4.6	No Waiver

The failure of either Party to enforce any provision of this Agreement, or the failure to require performance by the other Party of any provision of this Agreement at any time, shall in no way constitute a present or future waiver of such provision, nor shall in any way affect the capacity of either Party to enforce each and every such provision.

4.7	Enforceability

If any provision of this Agreement is or becomes, at any time and under any laws, rules or regulations, unenforceable or invalid in any jurisdiction in which the Parties are located or in which this Agreement is being performed, the remainder of this Agreement shall be valid and enforceable.

4.8	Counterparts

This Agreement may be executed in two (2) or more counterparts, all of which, taken together, shall be as effective as if all signatures on the counterparts are on a single copy of this Agreement.

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IN WITNESS this Agreement has been executed by the parties hereto as of the day and year first above written.

Digihost International, inc.

By:	Paul Ciullo
/s/ Paul Ciullo
Authorized Signatory

doge Capital llc

By:	Michel Amar
/s/ Michel Amar
Authorized Signatory